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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K/A

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): June 12, 1998


                             WEST PENN POWER COMPANY
             (Exact name of registrant as specified in its charter)



        Pennsylvania                   1-255-2                  13-5480882
(State or other jurisdiction      (Commission File            (IRS Employer
      of incorporation)                Number)            Identification Number)

                              800 Cabin Hill Drive
                         Greensburg, Pennsylvania 15601
                    (Address of principal executive offices)

Registrant's telephone number,
  including area code:                                          (724)  837-3000





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ITEM 1-4.  INAPPLICABLE

ITEM 5.  OTHER EVENTS

         On May 29, 1998, the Pennsylvania Public Utility Commission ("PUC") issued final orders on the stand-alone restructuring plan ("Stand-Alone Plan") filed by West Penn Power Company ("West Penn"), a wholly owned subsidiary of Allegheny Energy ("AYE") Inc., and on the application for approval to merger and restructuring plan ("Restructuring Plan") filed by DQE, Inc. and AYE. The restructuring plans were filed in compliance with the Pennsylvania Electric Generation Customer Choice and Competition Act ("Customer Choice Act"), which permits retail electric customers a choice of generation supplier and authorizes utilities to recover their known and measurable transition or stranded costs. The PUC's final orders are described below. On June 12, AYE filed motions for reconsideration of both orders.

                     Orders on West Penn's Stand-Alone Plan
                     --------------------------------------

         The PUC ordered a phase-in of customer choice under the following timetable: on January 1, 1999, 33% of the peak load of each customer class will be eligible for direct access; on January 2, 1999, 66% of the peak load of each customer class will be eligible for direct access; and on January 2, 2000, all customers will be eligible for direct access.

         With respect to stranded cost recovery, the PUC's order on West Penn's Stand-Alone Plan denied in part and accepted in part West Penn's claim. The PUC's order disallows recovery of approximately $1 billion of West Penn's stranded cost claim (net present value, pre-tax). The PUC's order sets transition costs using an administrative forecast of generation market values and costs. Of the disallowed amount, approximately $830 million relates to the impact of the determination of generation market value and costs. The other disallowances relate to regulatory assets, non-utility generation and other transition costs. AYE will seek reconsideration and/or judicial review of the stranded cost disallowances and other aspects of the PUC's order.

         AYE continues to review the financial impact of the PUC's order. Ultimately, future financial effects will depend on the number of West Penn customers who choose to chose a generation suppliers other than West Penn and the market price of electricity during the transition period, each of which will affect West Penn's ability to recover its costs. West Penn expects to take a charge to earnings to reflect disallowances in the order, if the PUC's order, as issued, remains unchanged, of $400 million to $500 million, including approximately $200 million related to the Beaver Valley non-utility generation contract.

         West Penn will account for the impacts of the PUC order by taking a charge to its earnings for the second quarter ending June 30, 1998 if there is no change in the PUC's order.


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             Order on Merger and Restructuring Plan Under the Merger
             -------------------------------------------------------

         The PUC's final order on the merger proceeding allows the transaction to be consummated but imposed certain conditions to be satisfied prior to closing. The conditions relate to the mitigation of market power through membership in an independent system operator ("ISO"), an entity that would operate the transmission facilities of DQE/AYE and other utilities in the region. The PUC order will allow DQE and AYE to satisfy this condition through their current membership in the Midwest ISO, but the PUC held that the Midwest ISO must be "fully functional" and it must satisfy seven criteria specified by the PUC before the merger is consummated.

         AYE does not expect that these conditions can be satisfied within the time periods specified in the Merger Agreement. The Merger Agreement provides that either party may terminate the Agreement on October 5, 1998 if closing has not occurred by that date or, under certain limited circumstances relating to the non-receipt of regulatory approvals, closing has not occurred by April 5, 1999. The Midwest ISO is not expected to be fully operational until June 30, 2000. In addition, the Midwest ISO, as presently constituted and as proposed to the Federal Energy Regulatory Commission, does not meet the seven criteria specified by the PUC.

         The PUC's order also addressed the companies' Restructuring Plan for the recovery of stranded costs by DQE's wholly owned Subsidiary, Duquesne, and West Penn in the event the merger is consummated. The order on the Restructuring Plan sets transition costs using an administrative forecast of generation market values and costs. The result for West Penn is described above. Applied to Duquesne, this methodology results in disallowance of a portion of Duquesne's stranded costs claim. The order also reduces Duquesne's and West Penn's stranded costs recovery by $152 million and $71 million, respectively, for estimated generation-related merger synergies and reduces Duquesne's and West Penn's distribution rates beginning January 1, 2000 by $16 million and $9 million, respectively, annually to reflect estimated distribution-related merger synergies.

         AYE has filed a motion for reconsideration of both orders and may file appeals if necessary. As part of its motion for reconsideration of the merger order, AYE has offered certian interim measures to mitigate market power until the PUC is satisfied that the Midwest ISO or other measures have resolved any market power concerns. There can be no assurance that the disallowances associated with the Merger and Restructuring Plan or other merger conditions will be modified by the PUC on reconsideration or on appeal.

ITEMS 6-9.  INAPPLICABLE


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        WEST PENN POWER COMPANY


                                        By: /s/ Thomas K. Henderson
                                            -----------------------------------
                                              Name:  Thomas K. Henderson
                                              Title:   Vice President

Dated:  June 12, 1998


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